Exhibit 99.1

CONSOLIDATED WATER CO. LTD.

REPORTS IMPROVED 2015 OPERATING RESULTS

COMPANY ANNOUNCES RECORD AND MEETING DATES

FOR 2016 SHAREHOLDERS’ MEETING

GEORGE TOWN, Grand Cayman, Cayman Islands (March 15, 2016) -- Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) (“Consolidated Water” or “the Company”), which develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent and manufactures water treatment systems, today reported its operating results for the year ended December 31, 2015. The Company will host an investor conference call on Wednesday, March 16, 2016 at 11:00 a.m. EDT (see details below) to discuss its operating results and other topics of interest.

2015 Operating Results

Net income attributable to the Company’s stockholders increased in 2015 to $7,518,701 ($0.51 per share on a fully-diluted basis), as compared to $6,265,358 ($0.42 per share on a fully-diluted basis) for 2014.

Total revenues for 2015 decreased to $57,116,202 from $65,559,078 in 2014 due to decreases in revenues for all three business segments.

Revenues generated by retail water operations were $23,254,757 in 2015 as compared to $24,104,932 for 2014. The drop in retail revenues in 2015 is attributable to a decrease in electricity prices from 2014 to 2015 that reduced the energy component of retail water rates.

Bulk water revenues declined to $31,854,255 for 2015 as compared to $39,201,011 for 2014. The decrease in bulk revenues from 2014 to 2015 is principally attributable to the Company’s Bahamas and Cayman operations, whose revenues decreased by approximately $5,641,000 and $1,532,000, respectively. The 2015 revenue decrease for bulk water operations resulted from significant decreases in the prices of diesel fuel and electricity from 2014 to 2015 that reduced the energy component of bulk water rates, declines of 13% and 3% in the volumes of water sold by the Bahamas and Cayman operations, respectively, a reallocation of production to the Red Gate plant from the North Sound plant while the North Sound plant was being refurbished, and a reduction in rates charged for water produced from the North Sound Plant under the terms of the two-year operating agreement extension. The lower volumes of water sold by bulk operations in 2015 reflects the continuing water conservation and loss mitigation efforts of the Water and Sewerage Corporation of the Bahamas and a decrease in purchases by the Water Authority-Cayman.

Services segment revenues decreased to $2,007,190 for 2015 as compared to $2,253,135 for 2014 due to a decline in procurement services fees of approximately $221,000.

Consolidated gross profit declined slightly to approximately $22.9 million (40% of total revenues) in 2015, versus approximately $23.1 million (35% of total revenues) in 2014. Retail segment gross profit was $12,329,123 (53% of retail revenues) for 2015, up from $12,160,861 (50% of retail revenues) for 2014. The improvement in retail gross profit as a percentage of revenues from 2014 to 2015 is due to energy prices, maintenance expenses and water system losses for 2015 that were less than those for 2014. Gross profit for the bulk segment was $10,219,466 (32% of revenues) for 2015 as compared to $11,281,762 (29% of revenues) for 2014. Total gross profit dollars for the bulk segment decreased in 2015 due to maintenance and repairs expenses that exceeded those for 2014 by approximately $363,000 and the lower revenues generated in 2015. The services segment generated a gross profit of $377,969 in 2015 as opposed to a gross loss in 2014 of ($327,125), as a result of improved gross profit margins for construction activities.

Consolidated general and administrative (“G&A”) expenses decreased to $14,458,494 for 2015, as compared to $16,654,439 for 2014. The decline in consolidated G&A expenses from 2014 to 2015 reflects (i) a decrease in professional fees of almost $484,000, as the Company incurred added fees in 2014 for the judicial review conducted in connection with its retail license negotiations; and (ii) a decrease of approximately $1,534,000 in the project development expenses incurred by NSC, the Company’s Mexico subsidiary.

Interest expense decreased to $269,090 in 2015 from $488,770 in 2014 as interest expense for 2014 reflects the prepayment premium paid for the early redemption in February 2014 of the remaining outstanding balance on bonds payable and the amortization of the related bond discount and deferred issuance costs.

As a result of the declining cash flows projected from OC-BVI’s Bar Bay contract, the Company recorded impairment charges aggregating $1,060,000 in 2015 to reduce the carrying value of its investment in OC-BVI to its estimated fair value.

Other expense increased to $626,400 for 2015 from $203,135 for 2014 due to incremental foreign currency losses recorded for the Company’s Bali subsidiary of approximately $223,000.

Management Comments

“We are pleased to report an increase in net income for 2015 despite significantly lower revenues arising from declines in energy prices that decreased our rates and a reduction in the volume of water sold by our bulk operations,” commented Chief Executive Officer Rick McTaggart. “This increase in net income reflects (i) operating efficiencies, water loss mitigation efforts and construction activities that enabled us to maintain our gross profit at an amount essentially equal to that for 2014 despite the drop in revenues; and (ii) a reduction in our G&A expenses arising principally from the culmination of our development activities with respect to our proposed project to build a desalination plant in Rosarito Beach, Mexico. With respect to the Rosarito project, our Mexico subsidiary and its partners are on track to submit their tender for the project by the March 23, 2016 submission deadline established under the tender process initiated by the State of Baja California, Mexico.”

“Negotiations with the Water Authority-Cayman for a new retail license recommenced during the third quarter of 2015 and we remain encouraged by our recent discussions with the WAC. However, we remain unable to predict the completion date or final resolution of these negotiations. The most recent extension of our retail license was scheduled to expire December 31, 2015. However, we have been informed by the WAC that the license will be extended to June 30, 2016 and that formal documentation of this extension is in process.”

“During the latter half of 2015, we identified and commenced due diligence on a potential acquisition and subsequently announced in February 2016 our purchase for $7.7 million of 51% of the ownership of Aerex Industries, Inc., an original equipment manufacturer and service provider of a wide range of products and services applicable to municipal water and industrial water treatment. The Aerex acquisition represents a significant first step in our strategy to expand our products, service offerings and customer base and provides us with the capabilities of pursuing complementary water related business in the U.S. market.”

“Our operating activities generated $17.3 million in cash during 2015, we increased our working capital by almost $9.3 million over the course of the year to approximately $52.2 million, and our stockholders’ equity totaled $145 million at December 31, 2015. We are confident that our strong financial condition and liquidity position will enable us to aggressively pursue strategic opportunities as they arise in 2016 and thereafter,” concluded Mr. McTaggart.

Annual General Meeting of Shareholders

The Company announced that it has set May 25, 2016 as the date of its annual meeting of shareholders to be held at 10:00 a.m. at the Westin Hotel on Seven Mile Beach in Grand Cayman. Holders of record of the Company’s stock as of March 23, 2016 will be entitled to vote at the meeting.

Investor Conference Call

The Company will host a conference call at 11:00 a.m. EDT on Wednesday, March 16, 2016 to discuss its 2015 operating results and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 877-317-6789 (international participants dial 412-317-6789) and requesting participation in the “Consolidated Water Company Call” a few minutes before 11:00 a.m. EST on Wednesday, March 16, 2016.

A replay of the conference call will be available one hour after the call through Wednesday, March 23, 2016 at 9:00 a.m. EST by dialing 877-344-7529 (international participants dial 412-317-0088) and entering the conference ID # 10082174.

The replay will also be available on the Company’s website at www.cwco.com through March 23, 2016.

CWCO-E

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent and manufactures water treatment systems. The Company operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands, The Commonwealth of The Bahamas, and Bali, Indonesia and a water industry equipment manufacturing and service business in the United States.

Consolidated Water Co. Ltd. is headquartered in George Town, Grand Cayman, in the Cayman Islands. The Company’s ordinary (common) stock is traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect”, “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationships with the governments of the jurisdictions in which it operates, the outcome of its negotiations with the Cayman government regarding a new retail license agreement, its ability to successfully secure contracts for water projects, including the projects under development in Baja California, Mexico and Bali, Indonesia, its ability to develop and operate such projects profitably, and its ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission (“SEC”).

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett, Executive Vice President and CFO, at (954) 509-8200 or via e-mail at info@cwco.com

(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$44,792,734	$35,713,689
Certificate of deposit	5,637,538	5,000,000
Restricted cash	428,203	456,083
Accounts receivable, net	9,529,016	11,773,744
Inventory	1,918,728	1,738,382
Prepaid expenses and other current assets	1,282,660	1,612,860
Current portion of loans receivable	1,841,851	1,726,310
Costs and estimated earnings in excess of billings - construction projects	-	1,090,489
Total current assets	65,430,730	59,111,557
Property, plant and equipment, net	53,743,170	56,396,988
Construction in progress	1,928,610	1,900,016
Inventory, non-current	4,558,374	4,240,977
Loans receivable	3,769,016	5,610,867
Investment in OC-BVI	4,548,271	5,208,603
Intangible assets, net	771,811	927,900
Goodwill	3,499,037	3,499,037
Land held for development	20,558,424	20,558,424
Other assets	2,809,255	3,005,462
Total assets	$161,616,698	$160,459,831

LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,829,535	$5,962,015
Dividends payable	1,177,246	1,190,325
Demand loan payable	7,000,000	9,000,000
Billings in excess of costs and estimated earnings - construction project	189,985	-
Total current liabilities	13,196,766	16,152,340
Other liabilities	224,827	224,827
Total liabilities	13,421,593	16,377,167
Commitments and contingencies
Equity
Consolidated Water Co. Ltd. stockholders’ equity
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 38,804 and 36,840 shares, respectively	23,282	22,104
Class A common stock, $0.60 par value. Authorized 24,655,000 shares; issued and outstanding 14,781,201 and 14,715,899 shares, respectively	8,868,721	8,829,539
Class B common stock, $0.60 par value. Authorized 145,000 shares; none issued	-	-
Additional paid-in capital	84,597,349	83,779,292
Retained earnings	52,084,175	49,000,621
Cumulative translation adjustment	(533,365)	(482,388)
Total Consolidated Water Co. Ltd. stockholders’ equity	145,040,162	141,149,168
Non-controlling interests	3,154,943	2,933,496
Total equity	148,195,105	144,082,664
Total liabilities and equity	$161,616,698	$160,459,831

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2015	2014	2013
Retail revenues	$23,254,757	$24,104,932	$23,018,498
Bulk revenues	31,854,255	39,201,011	39,960,220
Services revenues	2,007,190	2,253,135	843,413
Total revenues	57,116,202	65,559,078	63,822,131

Cost of retail revenues	10,925,634	11,944,071	10,956,904
Cost of bulk revenues	21,634,789	27,919,249	28,279,088
Cost of services revenues	1,629,221	2,580,260	1,080,260
Total cost of revenues	34,189,644	42,443,580	40,316,252
Gross profit	22,926,558	23,115,498	23,505,879
General and administrative expenses	14,458,494	16,654,439	15,844,303
Income from operations	8,468,064	6,461,059	7,661,576

Other income (expense):
Interest income	1,013,252	1,440,631	826,570
Interest expense	(269,090)	(488,770)	(484,057)
Profit sharing income from OC-BVI	105,300	111,375	357,636
Equity in earnings of OC-BVI	294,368	303,380	979,716
Impairment of investment in OC-BVI	(1,060,000)	(860,000)	(200,000)
Other	(626,400)	(203,135)	7,048
Other income (expense), net	(542,570)	303,481	1,486,913
Net income	7,925,494	6,764,540	9,148,489
Income attributable to non-controlling interests	406,793	499,182	553,970
Net income attributable to Consolidated Water Co. Ltd. stockholders	$7,518,701	$6,265,358	$8,594,519

Basic earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.51	$0.43	$0.59
Diluted earnings per common share attributable to Consolidated Water Co. Ltd. common stockholders	$0.51	$0.42	$0.58
Dividends declared per common share	$0.30	$0.30	$0.30

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,741,748	14,697,896	14,633,884
Diluted earnings per share	14,827,755	14,764,323	14,703,880

CONSOLIDATED WATER CO. LTD.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2015	2014	2013
Net income	$7,925,494	$6,764,540	$9,148,489
Other comprehensive income (loss)
Foreign currency translation adjustment	(53,660)	(10,953)	(480,614)
Total other comprehensive income (loss)	(53,660)	(10,953)	(480,614)
Comprehensive income	7,871,834	6,753,587	8,667,875
Comprehensive income attributable to non-controlling interests	404,110	498,634	529,939
Comprehensive income attributable to Consolidated Water Co. Ltd. stockholders	$7,467,724	$6,254,953	$8,137,936